GRUBB & ELLIS.
Apartment REIT

Second Quarter 2010 Investor Update





Portfolio Update[1]

- Achieved an occupancy rate of 95 percent
- Portfolio valued at approximately $358 million based on property purchase prices
- Raised approximately $176 million in equity and sold approximately 17.6 million shares[2]
- Maintained portfolio consisting of 14 properties totaling 3,747 units in five states
- Entered into amended advisory agreement with advisor to eliminate any fees owed in connection with a future internalization of the REIT
- Covered 75 percent of its distributions declared with modified funds from operations[3]

Letter from the Chief Executive Officer:

In the second quarter, operations of Grubb & Ellis Apartment REIT continued to thrive. Physical occupancy for the quarter averaged 95 percent which we believe is a testament to the management of our team and the fundamentals of the market driven by increasing long-term demand combined with constrained supply. The REIT is currently covering 75 percent of its distributions declared from modified funds from operations (MFFO).[3] We have a clear plan in place to continue to increase coverage as the company grows.

In early 2009, Grubb & Ellis Apartment REIT, with the support of its Advisor, Grubb & Ellis Apartment REIT Advisor, LLC, renegotiated its advisory agreement to eliminate the payment of all asset management fees until the quarter after the company reaches 100 percent coverage of its distributions declared from funds from operations after non-recurring charges. Grubb & Ellis Apartment REIT is the only non-traded REIT in the industry to take such a bold move. This is a tribute to the leadership of the REIT's board of directors working in conjunction with a forward looking sponsor to align its interests with those of the stockholders.

In 2010, the company continued to further align its interests with stockholders as the company decided to further amend its advisory agreement with Grubb & Ellis Apartment REIT Advisor, LLC to eliminate potential "internalization fees," providing what could be significant savings to REIT stockholders.[4] If this fee is waived, upon liquidation, the advisor will be paid only after stockholders receive a return of capital and a preferred return of eight percent. The advisor will then begin to share in splitting the remaining assets 85/15. Grubb & Ellis Apartment REIT is one of few non-traded REITs in the industry to eliminate potential internalization fees.

We look forward to the continuation of strong operations through the balance of 2010 and into 2011, and thank you for your support.



Jay Olander
Chief Executive Officer and Chairman of the Board

[1] As of June 30, 2010
[2] As of June 30, 2010 and includes both initial public offering and follow on offering.
[3] Reconciliation table can be found on back page.
[4] The REIT has entered into an amended and restated advisory agreement with our advisor to eliminate any compensation or remuneration payable by us or our operating partnership to our advisor or any of its affiliates in connection with any internalization (acquisition of management functions from our advisor) in the future.

Investment Strategy

Since inception, Grubb & Ellis Apartment REIT has maintained a strategic business plan focused on acquiring a diversified portfolio of quality apartment communities while reducing our risk to certain lending practices.

Location and Quality Geographically, we seek to acquire properties in markets around the country that will generate higher population and job growth compared to the national average over time. When metropolitan areas are experiencing increases in both population and jobs, demand for apartments is likely to remain strong. This operating strategy has been evident in the higher than average occupancies we have maintained on our existing property portfolio, which currently averages approximately 95 percent.

We strive to acquire properties that are less than five years old and include amenities that residents should expect in Class A apartment homes, such as clubhouses, resort style swimming pools, and fitness centers. Many of our apartments also have hard wood floors, granite counter tops, nine-foot ceilings and attached garages. Additionally, we aim to acquire properties that have high occupancy rates and are generating sufficient cash flow to support distributions to our stockholders.

Lending Utilizing a conservative investment approach, we will avoid taking on risks associated with the development of new apartments. Furthermore, we currently do not intend to invest in mezzanine debt. Many REITs in the current marketplace sought to increase returns through investment in mezzanine debt and are now being forced to write off these loans because of the downturn in the real estate markets.

Grubb & Ellis Apartment REIT's conservative acquisition strategy, prudent portfolio management, and consistent distribution coverage should allow it to potentially realize appreciation in the future for the benefit of its stockholders.



Gus Remppies
President and Chief Investment Officer

Funds From Operations (FFO) and MFFO Coverage

For the three months ended June 30, 2010, the company generated FFO of $1,884,000. For the same three month period the company declared distributions of $2,690,000. **Thus, FFO covered 70 percent of the company's second quarter 2010 distributions.** For the same three month period, Grubb & Ellis Apartment REIT had MFFO of $2,014,000. **Thus, MFFO covered 75 percent of the company's second quarter 2010 distributions.** *See the reconciliation of net loss to FFO and MFFO, as well as the calculation of FFO coverage and MFFO coverage, below.**

	Three Months Ended June 30, 2010
Net loss	$ (1,370,000)
Add:	
Depreciation and amortization - consolidated properties	3,254,000
FFO	$ 1,884,000
Mezzanine interest expense	96,000
Acquisition related expenses	—
Amortization of debt discount	34,000
MFFO	$ 2,014,000
Distributions declared	$ 2,690,000
FFO coverage	70%
MFFO coverage	75%

Apartment Sector

Of the four core property types (apartment, office, retail, and industrial), the apartment market appears to be the first to embark on a recovery.

Both Reis, Inc. and the rental housing data from the U.S. Census Bureau confirm that vacancy rates, though still elevated from a historic perspective, are falling. In fact, this move follows three quarters of vacancy rate stabilization. Additionally, both asking and effective rents grew 0.4 and 0.7 percent, respectively, in the second quarter, representing an acceleration compared with the first quarter and a reversal from last year's declines. Though the labor market recovery has been anemic, enough jobs are being created to encourage households to rent apartments.

In the first five months of 2010, apartment properties valued at $7 billion were sold, an increase of 75 percent from the same period in 2009. Private buyers accounted for nearly half of all buyers. We continue to see attractive pricing in the marketplace, suggesting that the current environment presents enormous opportunity to purchase new apartment properties.

The pace of the recovery in the apartment market will depend on the vigor of the economic recovery, but as long as the economy and the labor market can continue to expand, the apartment market should continue to firm up.



Bob Bach
Senior Vice President
Chief Economist
Grubb & Ellis Company



GAAP: Accounting principles generally accepted in the United States of America.

* This table is a reconciliation of net loss, which is the most directly comparable GAAP financial measure, to FFO and MFFO, and the calculation of FFO and MFFO coverage for three months ended June 30, 2010. Grubb & Ellis Apartment REIT's management utilizes FFO and MFFO in evaluating the operating performance of its real estate investments. FFO and MFFO are supplemental performance measures not in accordance with GAAP. FFO, which is defined by the National Association of Real Estate Investment Trusts ("NAREIT") and widely recognized as a measure of operating performance of a real estate company, excludes items such as real estate depreciation and amortization, and gains and losses on the sale of real estate assets. In addition to real estate depreciation and amortization and gains and losses on the sale of real estate assets, MFFO excludes mezzanine interest expense on the unsecured note payables to an affiliate incurred in connection with the acquisition of properties, acquisition related expenses and amortization of debt discount.

Grubb & Ellis Apartment REIT believes that FFO and MFFO are more representative of the operating performance of its real estate portfolio. As such, the company believes FFO and MFFO, in addition to net income (loss) and cash flows from operating activities, as defined by GAAP, are meaningful supplemental performance measures and are useful in understanding how our management evaluates ongoing operating performance. However, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) as an indication of the performance of Grubb & Ellis Apartment REIT.